Exhibit                      16.1

BRAVERMAN INTERNATIONAL, P.C.

Date:__November 14, 2007____________

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: O2 Secure Wireless, Inc.

To Whom It May Concern:

This is to confirm that the statements made in O2 Secure Wireless, Inc.’s revised Form 8-K are true and accurate.  We agree with the revision and confirm that our resignation as auditor of O2 Secure Wireless, Inc.’s financial statements is not due to any disagreements on any matter, transaction, or event, with respect to accounting principals or practices, financial statement disclosures, or auditing scope or procedure at any time during our engagement as auditor of O2 Secure Wireless, Inc.'s financial statements.

None of our reports on the financial statements contain an adverse opinion or disclaimer of opinion, nor was any financial statement qualified or modified as to uncertainty, audit scope, or accounting principles.

We understand that this letter will be filed as an exhibit to O2 Secure Wireless, Inc.’s revised Form 8-K.

Sincerely,

BRAVERMAN INTERNATIONAL, P.C.

/s/ Braverman International, P.C.

Braverman International, P.C.

Name: Ivan Braverman

Title: President